UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Innovative Micro Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Innovative Micro Technology, Inc.
75 Robin Hill Road
Goleta, California 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Innovative Micro Technology, Inc.:

The Annual Meeting of Stockholders of Innovative Micro Technology, Inc. (the ‘‘Company’’) will be held at the Company’s facility at 75 Robin Hill Road, Goleta, California, 93117, on Thursday, March 10, 2005 at 1:00 p.m., local time, for the following purposes:

1.      To elect three Class II directors of the Company to serve until the 2008 annual meeting and until their successors have been elected and qualified;

2.      To ratify the appointment of BDO Seidman, LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending October 1, 2005;

3.      To amend the Company’s Certificate of Incorporation to permit removal of directors without cause; and

4.      To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Pursuant to the provisions of the Company’s bylaws, the Board of Directors has fixed the close of business on January 28, 2005 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Financial information concerning the Company is contained in the Annual Report for the fiscal year ended October 2, 2004, which accompanies this Notice of Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. If you are unable to attend, please fill in and sign the enclosed Proxy and return it in the enclosed self-addressed, stamped envelope, or by facsimile to the Company’s Secretary, Peter T. Altavilla, at 805-967-2677. If you later find that you can be present, you may, if you wish, vote in person, or you may revoke your proxy or file a new proxy bearing a later date with the Secretary at any time before the voting.

Dr. John S. Foster
Chairman and Chief Executive Officer
Goleta, California
February , 2005

Innovative Micro Technology, Inc.
75 Robin Hill Road
Goleta, California 93117

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

General

The enclosed Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Innovative Micro Technology, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held March 10, 2005, at the Company’s facility at 75 Robin Hill Road, Goleta, California, 93117, at 1:00 p.m., local time, and at any adjournments or postponement of the Annual Meeting. The Company’s principal offices are located at 75 Robin Hill Road, Goleta, California, 93117, and its telephone number is (805) 681-2800.

A Proxy may be revoked by the person giving it at any time before it is exercised, either by giving another proxy bearing a later date or by notifying the Secretary of the Company in writing of the revocation. The giving of the Proxy will not affect your right to vote in person if you later find it convenient to attend the meeting.

If a proxy is properly signed, dated and returned and is not revoked, the proxy will be voted at the Annual Meeting in accordance with the Stockholder’s instructions indicated on the proxy card. If no instructions are indicated on the Proxy, the Proxy will be voted “FOR” the election of the Board of Directors’ nominees, “FOR” the ratification of the appointment of BDO Seidman as the company’s independent auditors, ‘FOR” the amendment of the Certificate of Incorporation, and in accordance with the recommendations of the Board of Directors as to any other matter that may properly be brought before the Annual Meeting or any continuations, adjournments or postponements of the Annual Meeting.

John S. Foster and Peter T. Altavilla, the designated proxyholders (the “Proxyholders”), are members of the Company’s management.

The Company will bear the entire cost of preparing, assembling, printing, and mailing this Proxy Statement, the Proxy, and any additional material that may be furnished to stockholders by the Company.

This Proxy Statement and the Proxy are being mailed to stockholders on or about                 , 2005.

Solicitation may be made by mail, personal interview, telephone, and telegraph by officers and regular employees of the Company. The Company does not expect to pay any commission or remuneration to any person for solicitation of proxies, but may reimburse employees for expenses. The cost of soliciting proxies for the Annual Meeting is estimated at $10,000.

The close of business on January 28, 2005 (“Record Date”), has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Stockholders”). The outstanding voting securities of the Company at January 28, 2005 consisted of 6,437,443 shares of $.0001 par value common stock and 1,000,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Shares). The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

In voting for the election of directors, stockholders do not have the right to cumulate their votes.

Directors are elected by a plurality of the votes cast in the election. The Company’s bylaws divide the Board of Directors into three classes, designated Class I, Class II and Class III, with each class to be elected for a three-year term on a staggered basis. Proxies cannot be voted for a greater number of persons than the number of nominees named. The directors to be elected at the 2005 Annual Meeting will be elected exclusively by the holders of common stock.

In matters other than the election of directors, holders of Series A-1 Shares vote together with holders of common stock as a single class, with each Series A-1 Share entitling the holder to vote the number of whole shares of common stock into which a Series A-1 Share may be converted. At the Annual Meeting, each Series A-1 Shares will entitle the holder to 5.6667 votes based on the conversion ratio of Series A-1 Shares.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Transaction of Other Business

Under the regulations of the Securities and Exchange Commission, the Company has the discretion to exclude from the Proxy Statement for the Annual Meeting any stockholder proposal that was not submitted on or before September 1, 2004. In addition, the Company’s Bylaws provide that no stockholder may submit a proposal for the Annual Meeting unless the Company received notice of the proposal between November 9, 2004 and January 13, 2005. As of the date of this Proxy Statement, no stockholder proposals for the Annual Meeting have been received, and management is not aware of any other matters to be presented for motion at the Annual Meeting.

Recently, the SEC amended its rule governing a company’s ability to use discretionary proxy authority with respect to voting on stockholder proposals that have not been submitted by the stockholder in time to be included in the Proxy Statement. As a result of that rule change, if a stockholder proposal was not submitted to the Company on or before December 9, 2004, the Proxies solicited by the Board of Directors for the Annual Meeting will confer on the holders of the Proxies the authority to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Annual Meeting without any discussion of the proposal in the Proxy Statement for such meeting.

As of the mailing date of this Proxy Statement, management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the Proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors, and the authority to do so is included in the Proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Two Class II directors are to be elected to the Company’s Board of Directors at the Annual Meeting. These directors will hold office for a three-year term. The Board of Directors has nominated Dr. John S. Foster and Dr. Calvin Quate. The Company expects that these nominees will be available for election, but if either of them is not a candidate at the time the election occurs, it is intended that your Proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

No Proxies are sought with respect to the election of the presently serving Class I directors (Mr. Scott Avila, Mr. Jose Suarez and Mr. Barry Waite) or the Class III directors (Dr. Malcolm Currie, Dr. Jill Wittels and Mr. Eric M. Sigler), as the terms of these directors do not expire until the annual meetings of stockholders to be held in 2007 and 2006, respectively.

The Board of Directors recommends that you vote FOR the election of Dr. Foster and Dr. Quate as the Class II Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table contains certain information regarding beneficial ownership of the Company’s common stock as of January 28, 2005 by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) the Chief Executive Officer and the Company’s other most highly compensated executive officer (the two officers shall be referred to as the ‘‘Named Executive Officers’’), and (iv) all directors and executive officers as a group. The information provided regarding beneficial ownership of the principal stockholders is based on publicly available filings and, in the absence of such filings, on the shares held of record by such persons.

Name	Class of Stock	Number of Shares Beneficially Owned		Percent of Class(1)
Principal Stockholders:
Investor AB	Series A-1 Preferred	470,588	(2)	47.1%
Arsenalsgaten 8c SE-103 32 Stockholm, Sweden.	Common	2,666,681	(3)	29.3%
L-3 Communications Corporation 600 Third Avenue New York, NY 10016	Common	2,703,000	(4)	35.7%
BA Venture Partners VII, LLC	Series A-1 Preferred	352,941	(5)	35.3%
950 Tower Lane, Suite 700 Foster City, CA. 94404	Common	2,000,010	(3)	23.7%
Miramar Venture Partners, L.P.	Series A-1 Preferred	176,471		17.6%
2101 East Coast Hwy., Ste. 300 Corona del Mar, CA 92625	Common	1,000,008	(3)	13.4%
Malayan Banking Berhad 40th Floor, Menara Maybank 100 Jalan Tun Perak 50050 Kuala Lumpur West Malaysia	Common	798,477		12.4%

RHB Bank Berhad Tower Two & Three, RHB Centre Jalan Tun Razak 50400 Kuala Lumpur, Malaysia	Common	726,101		11.3%
AMM-Gordon & Rees 8th Floor Wisma KPMG Jalan Dungan Damansara Heights 50490 Kuala Lumpur, Malaysia	Common	663,470		10.3%
Southern Bank Berhad Level 3 Menara Southern Bank 83 Medan Setia 1 Plaza Damansara Bukit Damansara 50772 Kuala Lumpur, Malaysia	Common	369,304		5.7%
Non-Employee Directors:
Scott Avila	Common	31,250	(6)	*
Dr. Malcolm Currie	Common	31,250	(6)	*
Dr. Calvin Quate	Common	31,250	(6)	*
Eric Sigler	Series A-1 Preferred	352,941	(7)	35.3%
	Common	2,000,010	(3)	23.7%
Jose Suarez	Series A-1 Preferred	470,588	(8)	47.1%
	Common	2,666,681	(3)	29.3%
Dr. Jill Wittels	Common	23,750		*
Executive Officers:
Dr. John S. Foster	Common	406,162	(9)	5.9%
Peter T. Altavilla	Common	271,497	(10)	4.0%
All Directors and Named Executive Officers
as a Group (8 persons)	Series A-1 Preferred	823,529		82.4%
	Common	5,461,850	(11)	45.9%

(1)          Based on 6,437,443 shares of common stock and 1,000,000 shares of Series A-1 Preferred Stock (“Series A-1 Shares”) outstanding on the Record Date. Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares that are not outstanding, but that are subject to options, warrants, rights or conversion privileges exercisable on or before March 29, 2005 (60 days after the Record Date), are deemed outstanding for the purpose of calculating the number and percentage owned by such person (or group), but not deemed outstanding for the purpose of calculating the percentage owned by each other person (or group) listed.

(2)          Includes 329,412 Series A-1 Shares owned by Investor Growth Capital Ltd., a Guernsey of the Channel Islands limited partnership (IGCL), and 141,176 Series A-1 Shares owned by Investor Group L.P., a Guernsey of the Channel Islands limited partnership (“IGLP”). Investor AB is the ultimate general partner of IGCL and IGLP and exercises sole voting and investment control over their shares.

(3)          Based on conversion of the Series A-1 Shares, each of which is convertible into 5.6667 shares of common stock at the election of the holder as of the Record Date.

(4)          Includes warrants to purchase 1,133,500 shares, which are immediately exercisable.

(5)          Includes 352,941 Series A-1 Shares owned by BAVP VII, L.P. (“BAVP”). BA Venture Partners VII, LLC is the general partner of BAVP and exercises sole voting and investment power over its shares

(6)          Includes, as to each of Mr. Avila and Drs. Currie and Quate, options, exercisable within 60 days of the Record Date, to purchase 7,500 shares of common stock under the 2001 Stock Incentive Plan.

(7)          Mr. Sigler is a director of BA Venture Partners, an affiliate of BA Venture Partners VII, LLC, and may be deemed to exercise voting or dispositive power over the shares beneficially owned by BA Venture Partners VII, LLC. Mr. Sigler disclaims beneficial ownership of the shares owned by BAVP except to the extent of his indirect pecuniary interest in the shares.

(8)          Mr. Suarez is a Vice President of Investor Growth Capital, Inc., a wholly owned subsidiary of Investor AB, and may be deemed to exercise voting or dispositive power over the shares beneficially owned by Investor AB. Mr. Suarez disclaims beneficial ownership of the shares owned by Investor AB except to the extent of his indirect pecuniary interest in the shares.

(9)          Includes 126,077 restricted shares granted to Dr. Foster, which are fully vested but not issued as of the Record Date and options to purchase 280,085 shares exercisable within 60 days of the Record date.

(10)   Includes 84,051 restricted shares granted to Mr. Altavilla, which are fully vested but not issued as of the Record Date and options to purchase 187,446 shares exercisable within 60 days of the Record date.

(11)   Includes 210,128 restricted shares that are vested, but have not been issued, as of the Record Date, options to purchase 585,031 shares exercisable within 60 days of the Record Date and 4,666,691 shares issuable on conversion of Series A-1 Shares.

THE BOARD OF DIRECTORS

The Company’s bylaws divide the Board of Directors into three classes, designated Class I, Class II and Class III, with the number of directors in each Class to be as nearly equal as possible, and with each Class to be elected for a three-year term on a staggered basis. The bylaws permit the Board of Directors to fix the number of its members as long as there are not less than five directors and no more than nine directors.

On January 25, 2005, the Company completed a private equity transaction in which it sold one million shares of Series A Redeemable Preferred Stock and one million shares of Series A-1 Convertible Preferred Stock for an aggregate purchase price of $17 million, which will affect the size and composition of the Board of Directors. The holders of the Series A Redeemable Preferred Stock have the right, voting as a separate class, to elect two directors, and the holders of the Series A-1 Convertible Preferred Stock have the right, voting as a separate class, to elect one director. In connection with the private equity transaction, the Company agreed to maintain the size of the Board of Directors at eight members, and three of the sitting directors resigned to permit their seats to be filled by the directors designated by the preferred stockholders. The resigning directors were Daniel E. Armel, William Howard and Michael Andrews II. The following description of the Board of Directors reflects its composition after the completion of the private equity transaction, including a description of the persons designated by the preferred stockholders and who began serving as directors on January 28, 2005, filling the vacancies created by the resigning directors.

At present, the Board of Directors consists of eight members. It was increased in size from seven members to eight in March, 2004. Three members serve as Class I directors, two members serve as Class II directors, and three members serve as Class III directors. Drs. Foster and Quate presently serve as Class II directors, and are subject to re-election at this Annual Meeting to serve until the Annual Meeting to be held in 2008 and until their successors are duly elected and qualified. Messrs. Avila, Suarez and Waite presently serve as the Company’s Class I directors, and are subject to re-election at the Annual Meeting to be held in the year 2007. Mr. Sigler and Drs. Currie and Wittels serve as the Class III directors, and are subject to re-election at the Annual Meeting to be held in the year 2006. Messrs. Waite and Sigler have been designated as directors by the holders of the Series A Redeemable Preferred Stock, and have been appointed to fill the vacancies created by the resignation of Dr. Howard, and Andrews, respectively. Mr. Suarez has been designated as director by the holders of the Series A-1 Convertible Preferred Stock, and has been appointed to fill the vacancy created by the resignation of Mr. Armel. Information regarding the business experience of each nominee and director is provided below. There are no family relationships among the executive officers and directors of the Company.

Messrs. Sigler, Suarez and Waite serve on the board pursuant to a Preferred Stock Purchase Agreement between the Company and a group of investors (the “Investor Group) dated as of January 25, 2005, in which the Investors designated them as the directors to serve as the directors elected by the holders of Series A Redeemable Preferred Stock (“Series A Directors) and Series A-1 Convertible Preferred Stock (the “Series A-1 Director”). The future election of directors to their seats will in part be governed by a Voting Agreement between the Company, the Investor Group, L-3 Communications Corporation (“L-3”) and certain management stockholders dated as of January 25, 2005 (the “Voting Agreement”), which provides that the parties to the agreement will vote for two persons designated by Investor Growth Capital, Inc., a wholly owned subsidiary of Investor AB (collectively with Investor Growth Capital, Inc., “IGC”) to serve as one Series A Director and the Series A-1 Director, and vote for one person designated by BAVP, VII L.P. (collectively with its ultimate general partner, BA Venture Partners, “BAVP”) to serve as the other Series A Director.

The Voting Agreement provides that the parties will also vote for the election of a person designated by L-3 to serve as one of the directors elected by the holders of common stock. The Company is also committed to provide a board seat for the designee of L-3 pursuant to the Stock Purchase Agreement between the Company and L-3 dated August 1, 2003. Dr. Wittels currently serves as the director designated by L-3. Unless otherwise instructed, the proxy holders intend to vote the proxies received by them for the election of the nominees named below, all of whom are now members of the Board. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by the present Board of Directors to fill the vacancy.

The following table sets forth certain information concerning each director:

Directors nominated for re-election at the Annual Meeting

Name	Age	Director Since	Position or Office
Dr John S. Foster	46	2001	Chairman and Chief Executive Officer
Dr. Calvin Quate	81	2001	Director

Dr. Foster became an employee in 1993 and was appointed Chief Executive Officer on November 16, 2001. Dr. Foster was an executive officer of the Company’s predecessor, Applied Magnetics Corporation, when it filed for bankruptcy protection on January 7, 2000. He has served in a number of management positions for Applied Magnetics Corporation, including Managing Director of Operations in Penang,

Malaysia and Vice President of Worldwide Operations. Dr. Foster has over 17 years of experience in technology and operations management.

Dr. Calvin Quate became a director on November 16, 2001. He is a professor of Applied Physics and Electrical Engineering at Stanford University. He is a member of the Scientific Advisory Board at Zyomyx, Inc., a developer of protein biochips, and at Affymetrix, a developer of the Genechip (a microarray DNA analysis). In 1995 he received the Scientist of the Year award from R&D Magazine, and in 1992 he received the National Medal of Science.

Directors continuing in office:

Name	Age	Director Since	Position or Office
Class I
Scott Avila	44	2001	Director, Audit Committee Chairman
Jose F. Suarez	35	2005	Director
Barry Waite	56	2005	Director
Class III
Dr. Malcolm Currie	77	2001	Director, Compensation Committee Chairman
Eric M. Sigler	36	2005	Director
Dr. Jill Wittels	55	2002	Director

Class I Directors

Scott Avila is a managing partner of Corporate Revitalization Partners, LLC, a consulting firm specializing in restructurings. Mr. Avila specializes in developing and implementing corporate restructuring plans and providing interim management to operationally and financially distressed organizations. Election for this board position will be in 2007.

Jose F. Suarez is a Vice President with Investor Growth Capital, Inc. (“IGC”), a wholly-owned subsidiary of Investor AB, and a venture capital firm focusing on information technology and healthcare investments. He joined Investor AB’s Asian operations in 1997 and is now based in IGC’s Palo Alto office, where he focuses on investments in the semiconductor, capital equipment, and out-sourcing sectors. He currently serves as a director on the board of two private companies; Millennium Microtech Holding Corporation, a provider of sub-contract semiconductor assembly and test services to IDMs and fabless semiconductor companies in Thailand and Peoples Republic of China, and eSilicon Corporation, a designer and manufacturer of custom integrated circuits. Election for this board position will be in 2007.

Barry Waite is a senior advisor with IGC. He has more than 30 years of experience in the semiconductor industry, ranging from wafer fabrication and marketing to international partnerships and business alliances. He began his career in 1970 at Texas Instruments Incand in 1982, he joined Motorola Inc. Mr. Waite retired from the position of president and chief executive officer of Chartered Semiconductor in April 2002. He holds board seats at Kulicke and Sofa Industries, a publicly traded manufacturer of test equipment for semiconductor devices, and Zetex Semiconductor, a privately held manufacturer of discrete and integrated analog semiconductor devices. Election for this board position will be in 2007.

Class III Directors

Dr. Currie became a director on November 16, 2001. He is Chairman and CEO of Currie Technologies Inc., a manufacturer of electric transportation vehicles. He currently serves on the Boards of the following public companies: LSI Logic Corporation, where he is chairman of the Audit Committee; Inamed Corporation, where he holds the position of Chairman of the Audit Committee; Enova Systems, Inc.; and Regal One Corporation. He serves on the Compensation Committee of LSI Logic Corporation and Enova Systems, Inc. He has also served as chairman of Constellation Communications, Chairman and CEO of Hughes Electronics Corporation, President of Hughes Missile Systems Co. and President of Delco Electronics Corporation. He serves on the Board of Trustees for the University of Southern California, where he previously served as Chairman. Election for this board position will be in 2006.

Eric M. Sigler is currently a Director of BA Venture Partners, a venture capital partnership in which he has held a variety of positions since March 2000. Prior to joining BA Venture Partners, He was a strategy consultant with Mercer Management Consulting. Mr. Sigler has also held management roles at Calimetrics, a private semiconductor company, Dataquest, a technology market research firm, and Eastern Research Group, an economic consultancy. Election for this board position will be in February 2007.

Dr. Jill Wittels became a director on October 31, 2002. For the past four years she has held the position of Corporate Vice President of Business Development for L-3 Communications Corporation, a public company. From 1997 through 2000 she was the Vice President and General Manager of Infrared Imaging Systems, Inc., a division of BAE Systems, formerly Lockheed Martin. She has 25 years of experience in business and technology management in the defense electronics industry. Dr. Wittels was appointed to the Board of Directors pursuant to an agreement between L-3 and the Company that in consideration of L-3’s investment in the Company, L-3 would have the right to designate one member of the Board of Directors. Election for this board position will be in 2006.

During the past five years no director has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

Vote Required

The two nominees receiving the highest number of affirmative votes of the shares of common stock present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect.

Committees of the Board of Directors and Attendance at Meetings

The Board of Directors has an Audit Committee, whose members in fiscal 2004 were Messrs. Armel and Avila and on which Mr. Avila continues to serve. The Board of Directors also has a Compensation Committee whose members in fiscal 2004 were Drs. Currie and Howard and on which Dr. Currie continues to serve. The Board of Directors expects to appoint additional members to these committees during fiscal 2005.

The Audit Committee makes recommendations regarding the selection of independent public accountants, reviews reports from its independent public accountants and reviews with them the scope and results of the audit engagement. During fiscal year 2004, there were seven meetings of the Audit Committee.

The Compensation Committee reviews and makes recommendations to the Board concerning the Company’s executive compensation policy, authorizes and approves the grant of options and awards to executive officers and key employees under the Company’s stock option and long-term incentive plans. See ‘‘Report of Compensation Committee.’’ During fiscal year 2004, the Compensation Committee had no meeting requirements.

The Board of Directors does not have a nominating committee or any other committee which performs a similar function. Since the Company emerged from bankruptcy on November 16, 2001, all of its directors have either been appointed by the United States Bankruptcy Court or designated by investors in connection with their investment in the Company, and accordingly the Board of Directors has not yet developed procedures to identify candidates for the Board. For this reason, the Board of Directors has also not yet established procedures or policies to consider stockholder recommendations for nominees to the Board of Directors.

During fiscal year 2004, the Board met eight times. Each continuing director attended more than 75% of the Board meetings and meetings of any committees on which he or she served during the year.

THE EXECUTIVE OFFICERS

John S. Foster, Chief Executive Officer

See discussion of Dr. Foster’s business experience above.

Peter T. Altavilla, Chief Financial Officer, Controller and Secretary

Peter T. Altavilla has been employed by the Company since 1987. He served as Assistant Controller until August 1, 1994, when he was appointed to the position of Corporate Controller. Mr. Altavilla was appointed Secretary on February 9, 1996. He was appointed to the position of Chief Financial Officer of the Company on November 16, 2001. Mr. Altavilla was an executive officer of the Company’s predecessor, Applied Magnetics Corporation, when it filed for bankruptcy protection on January 7, 2000.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows, as to the Chief Executive Officer and the one other most highly compensated executive officer whose salary plus bonus exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended October 2, 2004, as well as the total compensation paid to each such individual in each of the Company’s previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).

					Long term Compensation
					Awards
		Annual Compensation				Securities	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)	Underlying Options (#)(3)	LTIP Payouts ($)(2)	All Other Compensation ($)
Dr. John S. Foster	2004	265,000	0	0	0	0	0	0
Chief Executive	2003	265,000	0	0	0	40,000	0	0
Officer	2002	265,000	0	0	126,077	253,421	0	0
Peter T. Altavilla	2004	160,000	0	0	0	0	0	0
Chief Financial	2003	158,558	0	0	0	27,751	0	0
Officer	2002	135,000	0	0	84,061	168,947	0	0

(1)          The value of perquisites, if any, fell below $50,000 or 10% of reported base salary and bonus for each executive.

(2)          The restricted stock awards were issued under the 2001 Plan and are subject to restrictions under the 2001 Plan that, among other things, prohibit the sale or transfer of the common stock. The awards vest over two years from the date of grant. An aggregate of 126,077 shares of common stock were awarded in fiscal 2002 to Dr. Foster, then valued at $630,385, and are subject to restrictions under the terms of the 2001 Plan. The awards vest over two years from the date of grant. An aggregate of 84,051 shares of common stock were awarded in fiscal 2002 to Mr. Altavilla, then valued at $420,255, and are subject to restrictions under the terms of the 2001 Plan.

(3)          Includes all stock options granted during the year. No stock appreciation rights (SARs) were granted and no stock options were granted in tandem with any SARs

OPTIONS GRANTS IN FISCAL 2004

There were no stock option grants to Dr. Foster or Mr. Altavilla under the Company’s stock option plan, during the fiscal year ended October 2, 2004.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION/SAR VALUES

The following table sets forth information regarding stock options outstanding at October 2, 2004 for the named executive officers. No options were exercised by the following individuals during 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year- End (# exercisable/ unexercisable)(2)	Value of Unexercised In-The Money Options at Fiscal Year-End ($ exercisable/ unexercisable)(1)
John S. Foster	0	0	280,085/13,336	59,072/29,625
Peter T. Altavilla	0	0	187,446/ 9,252	39,382/19,750

(1)          Assumes a market value of $5.35 per share on October 2, 2004. The Company does not have a market for its stock at this time, but the Board determined the fair market value of the common stock to be $5.35 per share on the date the options were granted.

(2)          Includes 97,794 options exercisable within 60 days of October 2, 2004 for John S. Foster and 65,557 for Peter T. Altavilla.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of Common Stock available for issuance under the Company’s equity incentive plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price (b)	Number of Securities Remaining available for future issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Plans Approved by Shareholders(1)	1,723,652	$5.10	776,348
Plans Not Approved by Shareholders	None
Total	1,723,652	$5.10	776,348

(1)          All of the listed securities are available for issuance under the Innovative Micro Technology 2001 Stock Incentive Plan (the “2001 Plan”). The Company was directed to implement the 2001 Plan in the order of the U.S. Bankruptcy Court confirming the Reorganization Plan (the “Order”). At the same time the Order canceled all of the Company’s previously outstanding common stock. Under Section 303(a) of the Delaware General Corporation Law, the Order had the effect of unanimous approval by the directors and stockholders of the Company. On February 27, 2004 the stockholders of the Company approved an amendment to the 2001 Plan to increase the number of shares available for awards from 2,225,000 to 3,000,000.

Compensation of Directors

The Company pays to each director who is not employed by the Company an annual retainer of $15,000 and $1,250 for each meeting of the Board of Directors they attend. Directors who serve on committees of the Board of Directors are entitled to be paid $1,250 for attendance at meetings of such committees if they occur on days other than on a regularly scheduled board meeting day. Directors are also reimbursed for all expenses incurred by them in their capacity as a director of the Company. Directors are not compensated for meetings held by teleconference. The Board of Directors may modify such compensation in the future. In addition, each director not employed by the Company, upon joining the Board of Directors, receives an option to purchase 20,000 shares of the common stock of the Company and, thereafter, an option to purchase 7,500 shares of common stock on the date of each annual meeting at which such person is reelected to serve as a director. Such options will have an exercise price equal to the fair market value of such shares on the date of grant, become exercisable in two equal annual installments commencing on the first anniversary of the grant thereof, and expire on the tenth anniversary of the date of grant.

Certain Relationships and Related Transactions

L-3 Communications Corp. (“L-3”), a principal stockholder of the Company, is also a customer of the Company’s development services. In fiscal year 2004, sales to L-3 accounted for approximately 39.5% of the Company’s total revenue. For fiscal year 2004, L-3 accounted for approximately $0.7 million of the Company’s billings in excess of costs on development projects, which includes capitalized costs of $0.9 million.

Employment Agreements

The Company has entered into severance agreements with certain executive officers and key employees of the Company, including both of the named executive officers shown in the Summary Compensation Table. These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executive officers and key employees could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive officer or key employee is terminated by the Company for any reason, other than for disability or for cause, or if such executive officer or key employee terminates his or her employment for good reason (as this term is defined in the agreements), then the executive officer or key employee is entitled to a severance payment that will be the executive’s or key employee’s base amount for a period of twelve months, as defined in the agreements. The severance payment generally is made in the form of a lump sum.

“Base amount” means the sum of (a) the executive officer’s or key employee’s then monthly base salary; (b) the executive’s or key employee’s then monthly car allowance, if any, and (c) one-twelfth of an amount equal to any bonus the executive officer or key employee received or was entitled to receive for the fiscal year immediately preceding a change in control.

If a change in control occurs, the agreements are effective for a period of three years thereafter. Under the severance agreements, a change in control would include any of the following events: (1) any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Company’s voting securities; (2) a majority of the Company’s directors are replaced during a two-year period; or (3) stockholders approve certain mergers, or a liquidation, or sale of the Company’s assets.

Dr. Foster, Mr. Altavilla and the directors of the Company (other than the directors appointed to fill vacancies on January 28, 2005) are parties to indemnification agreements with the Company. These agreements provide, among other things, that the Company shall (1) indemnify them against certain liabilities that may arise by reason of their status as executive officers or directors provided they acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (2) to advance the expenses actually and reasonably incurred as a result of any proceeding against them by third parties or by or in right of the Company, where the indemnitee acted in good faith in a manner the indemnitee believed to be in the best interest of the Company (subject to repayment if it is determined that the indemnitee is not entitled to indemnification); and (3) to make a good faith attempt to obtain directors’ and officers’ insurance. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

REPORT OF THE AUDIT COMMITTEE

The Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of two directors who are independent directors as defined under Rule 4200(a)(14) of the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements that have been included in the Company’s Annual Report on Form 10-KSB for the year ended October 2, 2004.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-KSB for the 2004 fiscal year for filing with the Securities and Exchange Commission. The Audit Committee has recommended the selection of BDO Seidman, LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending October 1, 2005. The Board of Directors has acted on that recommendation and is presenting the selection of BDO Seidman, LLP to the Stockholders for ratification at the Annual Meeting.

The Audit Committee considered whether the fees paid the auditors for non-audit services were compatible with maintaining the auditors’ independence, and concluded that they were. These fees are listed below under the caption “Independent Public Accountants.”

January 27, 2005
Members of the Audit Committee
Mr. Scott Avila
Mr. Daniel E. Armel
(Member until January 28, 2005)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2004, the Compensation Committee of the Board of Directors (the “Compensation Committee”) consisted of Drs. Currie and Howard. Dr. Currie and Dr. Howard have never been officers or employees of the Company, nor have they been parties to transactions with the Company.

REPORT OF COMPENSATION COMMITTEE

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

During fiscal year 2004, the Compensation Committee consisted of the two independent, non-employee directors named below. Dr. Howard resigned from the Board of Directors and the Compensation Committee on January 28, 2005. See the description of the Compensation Committee above.

Compensation Policies

Policies governing the compensation of the Company’s executives are established and monitored by the Compensation Committee. All decisions relating to the compensation of the Company’s executives during fiscal 2004 were made by the Compensation Committee.

In administering its compensation program, the Compensation Committee follows the belief that compensation should reflect the value created for stockholders while supporting the Company’s strategic goals. In doing so, the compensation programs reflect the following themes:

•       The Company’s compensation programs should be effective in attracting, motivating and retaining key executives

•       There should be a correlation among the compensation awarded to an executive, the performance of the Company as a whole, and the executive’s individual performance

•       The Company’s compensation programs should provide the executives with a financial interest in the Company similar to the interests of the Company’s stockholders

•       The Company’s compensation program should strike an appropriate balance between short and long term performance objectives

Elements of Compensation Programs

At least annually, the Committee reviews the Company’s executive officer compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The three basic components of the program, each of which is intended to serve the overall compensation philosophy, are as follows:

Base Salary.   Base salary levels are, in part, established through comparisons with companies of similar size engaged in the same or similar business as that of the Company. Actual salaries are based on individual performance of the executive officer within the salary range reflecting job evaluation and market comparisons. Base salary levels for executive officers are reviewed annually and established within a range deemed by the Committee to be reasonable and competitive. The Compensation Committee did not recommend salary increases for fiscal 2004.

Annual Incentives.   The Company’s executive officers are eligible to participate in the annual incentive compensation program whose awards are based on the attainment of certain operating and individual goals. The objective of this program is to provide competitive levels of compensation in return for the attainment of certain financial objectives that the Committee believes are primary factors in the enhancement of shareholder value. In particular, the program seeks to focus the attention of executive officers towards earnings growth. Bonuses for executive officers of the Company under this program are intended to be consistent with targeted awards of companies of similar size and engaged in the same or similar business as that of the Company. Actual awards are subject to adjustment up or down, at the discretion of the Committee, based on The Company’s overall performance. The Compensation Committee did not award bonuses for fiscal 2004.

Long-term Incentives.   As an important element in retaining and motivating the Company’s senior management the Committee believes that those persons who have substantial responsibility for the management and growth of the Company should be provided with an opportunity to increase their ownership of the Company stock. Therefore, executive officers and certain other key employees are eligible to receive stock options from time to time, giving them the right to purchase shares of common stock of the Company at a specified price in the future. The number of stock options granted to executive officers is based on various factors, including the respective scope of accountability, strategic and operational goals and anticipated performance and contributions of the individual executive. Each non-employee director receives annually, on a prescribed date, options to purchase 7,500 shares of common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant as determined by the Board of Directors. Non-employee directors constitute a committee of disinterested directors to administer the granting of all other options under the Company’s stock option plans.

Chief Executive Officer’s Compensation

Dr. Foster’s compensation is determined pursuant to the principles noted above. The Committee, in considering his compensation for fiscal 2003, reviewed his existing compensation arrangements, comparable compensation for chief executive officers of other companies and the performance of both Dr. Foster and the Company. Dr. Foster is paid a base compensation of $265,000. The Committee made the following determinations regarding Dr. Foster’s compensation:

During fiscal 2004, the Compensation Committee did not recommend option grants for Dr. Foster. Based upon the Company’s fiscal 2004 performance, the Company did not increase Dr. Foster’s base salary.

Policy With Respect To Internal Revenue Code Section 162(m).   Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by The Company in any year with respect to certain of the Company’s most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified ‘‘performance-based compensation’’ the material terms of which are disclosed to and approved by stockholders. At the present time, the Company’s highest paid executive officer receives compensation below the $1,000,000 pay limit. The Company believes that the compensation payable to the highest paid executive officer will most likely not be affected by the regulation in fiscal year 2005. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

January 27, 2005
Members of the Compensation Committee
Dr. Malcolm Currie
Dr. William Howard
(Member until January 28, 2005)

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (‘‘SEC’’) certain reports on prescribed forms regarding ownership of and transactions in the Company’s securities. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms received by it and written representations from reporting persons, the Company has determined that all Section 16 reporting requirements applicable to its directors and other executive officers were complied with for fiscal year 2004. The Commission has established specific due dates for these reports and requires the Company to report in this Proxy Statement any failure by these persons to file or failure to file on a timely basis. To the knowledge of the Company, based solely on a review of the copies of such reports received or written representations from the reporting persons, the Company believes that during the 2004 fiscal year the directors, executive officers and persons who own more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements.

PROPOSAL NO. 2

SELECTION OF AUDITORS

The Board of Directors of the Company has appointed BDO Seidman, LLP, independent registered public accounting firm, as auditors of the Company for the year ending October 1, 2005, and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. BDO Seidman, LLP started with the Company in its second fiscal quarter of 2003. This firm will have representatives at the Annual Meeting who will be available to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as the Company’s independent registered public accounting firm for the fiscal year ended October 2, 2004. Representatives of BDO Seidman, LLP will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

The Company paid the following fees during fiscal 2004 and 2003:

	2004	2003
Audit Fees	$119,810	$139,257
All other Fees
Audit-related Fees	0	0
Tax-related Fees	0	0
All other fees	0	0

The Audit Committee, in reliance on statements by management and the independent auditors, has determined that the provision of the non-audit services described above is compatible with maintaining the independence of BDO Seidman, LLP.

The Audit Committee has recommended the selection of BDO Seidman, LLP, independent registered public accounting firm, as auditors for the Company for the fiscal year ending October 1, 2005. The Board of Directors has acted on that recommendation and is presenting the selection of BDO Seidman, LLP to the Stockholders for ratification at the Annual Meeting.

Vote Required

Affirmative votes constituting a majority of the votes eligible to be cast by the shares of common stock and Series A-1 Shares, voting together as a single class, present in person or represented by proxy at the Annual Meeting will be required to approve the ratification of BDO Seidman LLP as the Company’s independent accountants for the fiscal year ending October 1, 2005.

The Board of Directors of the Company recommends that the stockholders vote FOR the ratification of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2005.

PROPOSAL NO. 3

AMENDMENT TO CERTIFICATE OF INCORPORATION

The Board of Directors has unanimously approved and declared advisable an amendment (the “Amendment”) to Article 5 of the Company’s Certificate of Incorporation (the “Certificate”), providing for the removal of directors without cause by the vote of a majority of the shares entitled to vote at an election of directors. The Amendment further provides that directors elected by holders of a class or series of stock voting as a separate class may be removed without cause only by a vote of holders of a majority of the shares of that class or series. Currently, removal of directors without cause is barred by Section 141(k)(1) of the Delaware General Corporation Law. The Board of Directors recommends that the stockholders consider and approve the Amendment.

Purpose of the Amendment

Section 3.4(b) of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that any director may be removed, with our without cause, by the vote of the stockholders holding a majority of the shares entitled to vote at an election of directors. However, Section 141(k)(1) of the Delaware General Corporation Law does not permit the removal of directors without cause if a corporation has a classified board, unless the certificate of corporation expressly permits such removal. The Company has a classified board, with directors divided into three classes serving staggered three-year terms, and the Certificate does not expressly provide for removal without cause. Therefore, the removal provisions of Section 3.4(b) of the Bylaws are currently unenforceable under Delaware law.

In order to give effect to the intent of the Bylaws, the Board of Directors has approved an amendment to the Certificate expressly providing for the removal of directors from a classified board without cause.

On January 25, 2005, the Company completed the sale of 1,000,000 shares of Series A Redeemable Preferred Stock (the Series A Shares) and 1,000,000 shares of Series A-1 Convertible Preferred Stock. The Series A Shares, voting as a separate class, have the right to elect two directors, and the Series A-1 Shares, voting as a separate class, have the right to elect one director. Neither series votes on the election of the remaining directors, who are elected by the holders of common stock. In order to preserve the respective representation rights of the holders of the two series of preferred stock and the common stock, the Amendment also provides that a director elected by a separate class or series of stock may be removed without cause only by holders of a majority of the shares of that class or series. This language is added to reinforce the protection of Section 141(k) of the Delaware General Corporation Law, which similarly provides that directors elected by holders of a separate class or series of stock may be removed without cause only by holders a majority of the shares of that series or class.

Effect of the Amendment

The existing prohibition on removing classified directors without cause has an antitakeover effect, because it can prevent or slow a potential acquiror’s achieving control of the Company by reconstituting the Board of Directors. Many public companies believe this antitakeover effect can give the board of a target company greater power to require a potential acquiror to negotiate with the directors of the target company and offer them a better price. However, because the Company does not have an active public market at this time and the ownership of most of its voting stock is concentrated among relatively few holders, the board does not believe that providing for removal of directors without cause will significantly change its negotiating power if an acquiror seeks to take control of the Company. In addition, the removal of antitakeover provisions can benefit stockholders in some circumstances by encouraging potential acquirors to offer to purchase their shares at a premium to the prevailing market price.

Permitting removal of directors without cause also enables the Company to assure current and future holders of preferred stock that they will have complete power to elect and remove their representatives on the Board of Directors. The Board of Directors believes that the ability to give this assurance may be important in attracting investors to the Company.

Amendment

The following resolution will be submitted to the Stockholders at the Annual Meeting for their approval. The effect of the amendment is shown by displaying text added to the existing Certificate in boldface underscored type.

RESOLVED, that the following amendment to the Amended and Restated Certificate of Incorporation is hereby approved and adopted:

Article 5 of the Certificate of Incorporation shall be amended in its entirety to read as follows:

“ARTICLE 5

“AMENDMENT OF BYLAWS AND ELECTION OF DIRECTORS

“1.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized to make, alter or repeal the bylaws of this Corporation. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of this Corporation.

“2.    Any director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, regardless of whether the Bylaws provide for classification of the board in accordance with Section 141(d) of the General Corporation Law of the State of Delaware.

“3.    Any director elected by holders of a class or series of stock voting for such director as a separate class may be removed without cause only by the holders of a majority of the shares of such class or series.”

Effective Date

If the Amendment is approved by the stockholders, the Company intends to file the Amendment with the Secretary of State of the State of Delaware as soon as practicable after the Annual Meeting. The Amendment will become effective on the date it is filed.

Vote Required

Approval of the Amendment will require the affirmative vote of a majority of the shares of common stock and Series A-1 Shares (voting together as a single class) that are entitled to vote at the Annual Meeting. Abstentions, broker non-votes and the failure of a stockholder to vote with respect to the Amendment will have the effect of a vote “AGAINST” the Amendment.

The approval of the Amendment will also require the consent of a majority of the Series A Shares and Series A-1 Shares, each voting as a separate class.

Board Recommendation

The Board of Directors believes that the Amendment is in the best interests of the Company and its stockholders and has unanimously approved the Amendment. The Board of Directors recommends that you vote FOR the proposal to amend the Certificate of Incorporation of the Company.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS
FOR 2006 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and the Company’s Bylaws. To be considered for inclusion on the Company’s proxy statement and form of proxy for the 2006 Annual Meeting, a proposal must be received at the Company’s offices on or before [October 14, 2004]. In addition, pursuant to the Bylaws, no stockholder may submit a proposal for the 2006 Annual Meeting unless the Company receives notice of the proposal during the period beginning on [November 9, 2005 and ending on January 13, 2006].

Stockholders are entitled to nominate candidates for director at a meeting of the stockholders called for the purpose of electing directors, if they comply with the requirements of the Bylaws. Pursuant to the Bylaws, no stockholder may submit a proposal for the 2006 Annual Meeting unless the Company receives notice of the proposal during the period beginning on [November 9, 2005 and ending on January 13, 2006].

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the Proxyholders intend to vote the Shares represented by the Proxies on such matters in accordance with the recommendations of the Board of Directors, and the authority to do so is included in the Proxy.